Exhibit 4


                  FLEET FINANCIAL GROUP, INC.

          1994 Sterling Acquisition Stock Option Plan


l.  PURPOSE

    This 1994 Sterling Acquisition Stock Option Plan (the "Plan"), has been adopted for certain former employees of Sterling Bancshares Corporation ("Sterling") as required by the Merger Agreement dated October 11, 1994 (the "Merger Agreement") between Sterling and Fleet Financial Group, Inc. (the "Corporation") to govern the terms and conditions of options (the "Options") held by the Optionees under the Sterling Amended and Restated Stock Option Plan which were converted pursuant to the Merger Agreement from options to acquire shares of the common stock, $.10 par value, of Sterling ("Sterling Common Stock") to options to acquire shares of the common stock, $1.00 par value, of the Corporation (the "Common Stock"). The terms "subsidiary" or "Subsidiaries" include any corporations in which stock possessing so percent or more of the total combined voting power of all classes of stock is owned directly or indirectly by the corporation.

    2.  OPTIONS TO BE GRANTED AND ADMINISTRATION

    (a)  Options granted under the Plan may be either
"incentive stock options" ("Incentive Options") as defined in section 422 of the Internal Revenue Code of 1986, as amended
(the "code") or nonqualified stock options ("Nonqualified
Options") under the Plan.

    (b) The Plan shall be administered by a committee (the "Option Committee") appointed by the board of directors of the Corporation (the "Board of Directors"). None of the members of the Option Committee shall be an officer or other full-time employee of the Corporation or of any of its Subsidiaries. It is the intention of the Corporation that each member of the Option Committee shall be a "disinterested person" as that term is defined and interpreted under Rule l6b-3(c)(2) or any successor rule as promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "1934 Act"). Action by the Option Committee shall require the affirmative vote of a majority of all its members.

    (c) Subject to the terms and conditions of the Plan, the Option Committee shall have the power:

         (i) To determine from time to time the options to be granted to eligible persons under the Plan, and to prescribe and amend the terms and provisions (which need not be identical) of each option granted under the Plan to such persons;

         (ii) To construe and interpret the Plan and options granted thereunder and to establish, amend, and revoke rules and regulations for administration of the Plan. In this connection, the Option Committee may correct any defect or supply any omission, or reconcile any inconsistency in the Plan, or in any option agreement, or in any related agreements, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. All decisions and determinations by the Option Committee in the exercise of this power shall be final and binding upon the Corporation and Optionees; and

         (iii) Generally, to exercise such powers and to perform such acts as are deemed necessary or expedient to promote the best interests of the Corporation with respect to the Plan.

    3.  STOCK

    (a) The stock subject to the options granted under the Plan shall be shares of the Corporation's authorized but unissued common stock, par value $1.00 per share (the "Common Stock"). The total number of shares that may be issued pursuant to options granted under the Plan shall not exceed an aggregate of 1,096 shares of Common Stock. Such number shall be subject to adjustment as provided in Section 8 hereof.

    (b) Whenever any outstanding option under the Plan expires, is cancelled or is otherwise terminated (other than by exercise), the shares of Common Stock allocable to the unexercised portion of such option may again be the subject of options under the Plan.

    4.  ELIGIBILITY

    (a) Incentive Options and Non-Qualified Options were granted only to former officers or other full-time employees of Sterling or its Subsidiaries, including officers or other full-time employees of Sterling or its Subsidiaries who were also (i) members of the Board of Directors and/or (ii) members of the board of directors of any Subsidiary.

    (b) No person shall be eligible to receive any option under the Plan, if at the date of grant such person beneficially owns in excess of ten percent of the outstanding
Common Stock of the Corporation.

    (c) With respect to Incentive Options granted after December 31, 1986, the aggregate fair market value (determined at the time each respective option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by any individual during any calendar year
(under all plans of the Corporation and its parent and subsidiary corporations as defined in Section 424 of the Code) shall not exceed $100,000.

    (d) The aggregate number of shares of Common Stock subject to Nonqualified Options and Incentive Options granted to members of the Board of Directors who are officers or other full-time employees shall not, at the time of grant, exceed 50% of the aggregate number of shares of Common Stock that have been or could be issued under the Plan; provided that the aggregate number of shares of Common Stock subject to all Nonqualified Options and Incentive Options granted to any such member of the Board of Directors shall not, at the time of grant, exceed 30% of the aggregate number of shares of Common Stock that have been or could be issued under the Plan.

    5.  TERMS OF THE OPTION AGREEMENTS

    Subject to the terms and conditions of the Plan, each option agreement shall contain such provisions as the Option Committee shall from time to time deem appropriate. Option agreements need not be identical, but each option agreement by appropriate language shall include the substance of all of the following provisions:

    (a) Expiration. Notwithstanding any other provision of the Plan or of any option agreement, each option shall expire on the date specified in the option agreement, which date shall not be later than the tenth anniversary of the date on which the option was granted.

    (b) Minimum Shares Exercisable. The minimum number of shares with respect to which an option may be exercised at any one time shall be 100 shares, or such lesser number as is subject to exercise under the option at the time.

    (c)  Exercise.

         (i) Each option shall be exercisable in such installments (which need not be equal) and at such times as designated by the Option Committee. Except as provided in
Section 5(c) (ii) below, no option shall be exercisable until at least six (6) months following the date of grant. To the extent not exercised, installments shall accumulate and be exercisable, in whole or in part, at any time after becoming exercisable, but not later than the date the option expires.

         (ii) In the event of a Change in Control of the Corporation (as defined in (f) below), all options outstanding as of the date of such Change in Control shall become vested and immediately exercisable, notwithstanding the provisions of
Section 4(c) hereof.

         (iii) The exercise of options granted hereunder shall be subject to the receipt of any prior regulatory approvals that may be required.

    (d) Purchase Price. The purchase price per share of Common Stock under each option was not less than the fair market value of Sterling Common Stock on the date the option to acquire Sterling Common Stock was granted divided by 1.096, the exchange ratio of Common Stock for Sterling Common Stock under the Merger Agreement. For the purposes of the Plan, the fair market value of the Sterling Common Stock shall be determined in good faith by the Option Committee; provided, however, that
(i) if the Sterling Common Stock was admitted to quotation on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on the date the option was granted, the fair market value shall not be less than the average of the highest bid and lowest asked prices of the Common Stock on NASDAQ reported for such date, or (ii) if the Sterling Common Stock was admitted to trading on a national securities exchange or the NASDAQ National Market System on the date the option was granted, the fair market value shall not be less than the closing price reported for the Sterling Common Stock on such exchange or system for such date or, if no sales were reported for such date, for the last date preceding such date for which a sale was reported.

    (e) Rights of Optionees. No Optionee shall be deemed for any purpose to be the owner of any shares of Common Stock subject to any option unless and until (i) the option shall have been exercised pursuant to the terms thereof, (ii) the Corporation shall have issued and delivered the shares to the Optionee, and (iii) the Optionee's name shall have been entered as a stockholder of record on the books of the Corporation. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Common Stock.

    (f) Change in Control. For purposes of the Plan, a "Change in Control" shall be deemed to have occurred in either of the following events: (i) if there has occurred a change in control which the Corporation would be required to report in response to Item l of Form 8-K promulgated under the 1934 Act, or, if such regulation is no longer in effect, any regulations promulgated by the Securities and Exchange Commission pursuant to the 1934 Act which are intended to serve similar purposes or
(ii) when any "person" (as such term is used in Section 13(d) and 14(d) (2) of the 1934 Act) becomes a "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the 1934
Act), directly or indirectly, of securities of the Corporation representing twenty-five percent (25%) or more of the total number of votes that may be generally cast for the election of directors of the Corporation, and in the case of either (i) or
(ii) above, the Corporation's Board of Directors has not consented to such event by a two-thirds vote of all of the members of the Board of Directors then in office adopted prior to such event or within ninety (90) days thereafter, except that if at the time such a consent vote is adopted after such change in control, the persons who were directors of the Corporation immediately prior to the change in control do not constitute a majority of the Board of Directors of the Corporation or of any successor institution, such vote shall not be deemed to constitute consent for purposes of this Agreement. In addition, a Change in Control shall be deemed to have occurred if, as the result of, or in connection with, any tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, persons who were directors of the corporation before such transaction shall cease to constitute at least 50% of the Board of Directors of the Corporation or of any successor institution.

    (g) No options shall be transferable by the Optionee other than by will or the laws of descent and distribution. Options may be exercised during the Optionee's lifetime only by the Optionee, his guardian, or his legal representative.

    6.  METHOD OF EXERCISE; PAYMENT OF PURCHASE PRICE

    (a) Any option granted under the Plan may be exercised by the Optionee by delivering to the Option Committee on any business day a written notice specifying the number of shares of Common Stock the Optionee then desires to purchase (the "Notice").

    (b) Payment for the shares of Common Stock purchased pursuant to the exercise of an option shall be made by one or more of the following methods: (i) in cash equal to the option price for the number of shares specified in the Notice (the "Total Option Price"); (ii) if authorized by the applicable option agreement and if permitted under applicable law, in shares of Common Stock of the Corporation having a fair market value, determined as provided in Section 5(d), equal to or less than the Total Option Price, plus cash in an amount equal to the excess, if any, of the Total Option Price over the fair market value of such shares of Common Stock; or (iii) by the Optionee delivering the Notice to the Corporation together with irrevocable instructions to a broker to promptly deliver the Total Option Price to the Corporation in cash or by other method of payment acceptable to the Corporation; provided, however, that the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity or other agreements as the Corporation shall prescribe as a condition of payment under this clause (iii).

    7.  TAX WITHHOLDING

    (a) Payment by Optionee. Each Optionee shall, no later than the date as of which the value of any option granted hereunder or of any Common Stock issued upon the exercise of such option first becomes includable in the gross income of the Optionee for federal income tax purposes (the "Tax Date"), pay to the Corporation, or make arrangements satisfactory to the Corporation regarding payment of any federal, state, or local taxes of any kind required by law to be withheld with respect to such income.

    (b) Payment in Shares. An Optionee may elect to have such tax withholding obligation satisfied, in whole or in part, by
(i) authorizing the Corporation to withhold from shares of Common Stock to be issued pursuant to an option exercise a number of shares with an aggregate fair market value determined by the Option Committee in accordance with Section 5(d) as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Corporation shares of Common Stock owned by the Optionee with an aggregate fair market value (determined by the Option Committee in accordance with Section 5(d) as of the date the withholding is effected) that would satisfy the withholding amount due. With respect to any Optionee who is subject to Section 16(b) of the 1934 Act, the following additional restrictions shall apply:

         (A)  the election to satisfy tax withholding
    obligations in the manner permitted by this Section 7(b) shall be made either (1) during the period beginning on the third business day following the date of release of quarterly or annual summary statements of sales and earnings of the Corporation and ending on the twelfth business day following such date, or (2) at least six months prior to the Tax Date;

         (B)  such election shall be irrevocable;

         (C) such election shall be subject to the consent or disapproval of the Option Committee; and

         (D) such election shall not be made within six months of the date of grant of the option.

    8.  ADJUSTMENT UPON CHANGES IN CAPITALIZATION

    (a) If the shares of the Corporation's Common Stock as a whole are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the corporation, whether through merger, consolidation, reorganization, recapitalization reclassification, stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure or the like, an appropriate and proportionate adjustment shall be made in the number and kind of shares subject to the Plan, and in the number, kind, and per share exercise price of shares or other securities subject to unexercised options or portions thereof granted prior to any such change. In the event of any such adjustment in an outstanding option, the Optionee thereafter shall have the right to purchase the number of shares or securities under such option at the per share price or per unit price, as so adjusted, which the Optionee could purchase for the total purchase price applicable to the option immediately prior to such adjustment.

    (b) Adjustments under this Section 8 shall be determined by the Option Committee and such determinations shall be conclusive. The Option Committee shall have the discretion and power in any such event to determine and to make effective provision for acceleration of the time or times at which any option or portion thereof shall become exercisable. No fractional shares of Common Stock shall be issued under the Plan on account of any adjustment specified above.

    9.  EFFECT OF CERTAIN TRANSACTIONS

    In the case of (i) the dissolution or liquidation of the Corporation, (ii) a reorganization, merger or consolidation in which the Corporation is acquired by another entity or in which the Corporation is not the surviving corporation, or (iii) the sale of all or substantially all of the property of the Corporation to another corporation, the Plan and the options issued hereunder shall terminate on the effective date of such transaction, unless provision is made in connection with such transaction for the assumption of options theretofore granted under the Plan, or the substitution for such options of new options of the successor corporation or parent thereof, with appropriate adjustment as to the number and kind of shares and the per share exercise prices, as provided in Section 8. In the event of such termination, all outstanding options shall be exercisable in full for at least 15 days prior to the date of such termination, whether or not otherwise exercisable during such period.

    l0.  RELEASE OF FINANCIAL INFORMATION

    A copy of the Corporation's annual report to stockholders shall be delivered to each Optionee at the time such report is distributed to the Corporation's stockholders. Upon request, the Corporation shall furnish to each Optionee a copy of its most recent annual report and each quarterly report and current report filed under the 1934 Act since the end of the Corporation's prior fiscal year.

    11.   AMENDMENT OF THE PLAN

    The Board of Directors may amend the Plan at any time, and from time to time, subject to any required regulatory approval and to the limitation that, except as provided in Sections 8 and 9 hereof, no amendment shall be effective unless approved by the stockholders of the Corporation in accordance with applicable law and regulations at an annual or special meeting held within twelve months before or after the date of adoption of such amendment, where such amendment will:

         (a) increase the number of shares of Common Stock as to which options may be granted under the Plan;

         (b) change in substance Section 4 hereof relating to eligibility to participate in the Plan;

         (c)  change the minimum option price;

         (d) increase the maximum term of options provided herein; or

         (e) otherwise materially increase the benefits accruing to participants under the Plan.

    Except as provided in Sections 8 and 9 hereof, rights and obligations under any option granted before any amendment of the Plan shall not be altered or impaired by such amendment, except with the consent of the Optionee.

    12.  NONEXCLUSIVITY OF THE PLAN

    The adoption of the Plan by the Board of Directors shall not be construed as having created any limitations on the power of the Board of Directors to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases. Neither the Plan nor any option granted hereunder shall be deemed to confer upon any employee of the Corporation or any Subsidiary any rights to continued employment with the Corporation or its Subsidiaries.

    13.  GOVERNMENT AND OTHER REGULATIONS; GOVERNING LAW

    (a) The obligation of the Corporation to sell and deliver shares of Common Stock with respect to options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Option Committee.

    (b) The Plan shall be governed by Massachusetts law, except to the extent that such law is preempted by federal law.

    (c) Transactions under the Plan are intended to comply with the provisions of Rule 16b-3 promulgated under the 1934 Act or any successor rule. Any provision of the Plan inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan or the exemption from Section 16(b) of the 1934 Act provided thereunder.

    14.  TERMINATION OF GRANTING OF OPTIONS UNDER PLAN

    No option may be granted under the Plan after May 22, 1996, which is the tenth anniversary of the date the Sterling Amended and Restated Stock Option Plan became effective as the Waltham Savings Bank 1986 Stock Option Plan. The Plan shall terminate upon the exercise in full of all options granted thereunder.